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                                                                 August 14, 1998

Securities and Exchange Commission
Judiciary Plaza
450 Fifth Street, NW
Washington DC  20549

                       Interim Report Under Rule 24 of the
                   Public Utility Holding Company Act of 1935
                         Columbia Service Partners, Inc.
                            13880 Dulles Corner Lane
                             Herndon, VA 20171-4600

                                File No. 70-8775

Ladies and Gentlemen:

         In compliance with the terms and conditions of Rule 24 under the Public Utility Holding Company Act of 1935, and the order of the Commission dated March 25, 1996, authorizing the financing transactions and business activities as more fully described in the Joint Application/Declaration, as amended (the "Application"), the undersigned hereby certifies to the Commission that:



                                Confidential treatment requested.



                                           Very truly yours,

                                           COLUMBIA ENERGY SERVICES CORPORATION


                                           By: /s/ J. W. Trost
                                               -------------------------------
                                               J. W. Trost, Vice President
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                            COLUMBIA SERVICE PARTNERS
                                INCOME STATEMENT
                     FOR THE SIX MONTHS ENDING JUNE 30, 1998
                                  ($ THOUSANDS)


                        Confidential treatment requested.

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                         COLUMBIA SERVICE PARTNERS, INC.
                                  BALANCE SHEET
                               AS OF JUNE 30, 1998
                                  ($ THOUSANDS)

                        CONFIDENTIAL TREATMENT REQUESTED.
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                         COLUMBIA SERVICE PARTNERS, INC.
                             STATEMENT OF REVENUES
                      FOR THE 2ND QTR ENDED JUNE 30, 1998

                        CONFIDENTIAL TREATMENT REQUESTED.
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                         COLUMBIA SERVICE PARTNERS, INC.
                STATEMENT OF SERVICES PROVIDED BY COLUMBIA LDC'S
                       FOR THE PERIOD ENDED JUNE 30, 1998

                       CONFIDENTIAL TREATMENT REQUESTED.


                         COLUMBIA SERVICE PARTNERS, INC.
         STATEMENT OF SERVICES PAID FOR AND PROVIDED BY COLUMBIA LDC'S
                       FOR THE PERIOD ENDED JUNE 30, 1998

                       CONFIDENTIAL TREATMENT REQUESTED.